Exhibit 99.5

FIREEYE, INC.

UMBRELLA PLAN FOR ASSUMED OPTIONS

1. BACKGROUND AND PURPOSE OF THE PLAN. The background and purpose of this FireEye, Inc. Umbrella Plan for Assumed Options (this “Plan”) are as follows:

(a) FireEye, Inc. (the “Company”) acquired Mandiant Corporation (“Mandiant”) pursuant to an Agreement and Plan of Reorganization dated as of December 30, 2013 (the “Merger Agreement” and the transactions effected by it, the “Transaction”);

(b) Certain stock options to purchase shares of Mandiant common stock that were not granted pursuant to the Mandiant 2006 Equity Incentive Plan or the Mandiant 2011 Equity Incentive Plan (the “Mandiant Options”) were assumed by the Company and adjusted to cover shares of the Company’s common stock (“Common Stock”); and

(c) To facilitate the administration of the Mandiant Options, the Company desires to memorialize in this Plan the terms on which the Mandiant Options were assumed and adjusted.

2. GRANT OF OPTION. In accordance with the Merger Agreement, the Plan hereby provides an option (the “Option”) to each employee (“Employee”) designated in an individual stock option agreement (in the form attached hereto as Exhibit A) (“Option Agreement”). Each Option will continue to have, and be subject to, the same terms and conditions as the corresponding Mandiant Option in effect immediately prior to the Transaction, except that: (a) the Option will be exercisable for Common Stock equal to the number of outstanding shares subject to the Mandiant Option prior to the Transaction multiplied by the Exchange Ratio (as defined in the Merger Agreement), rounded down to the nearest whole number of shares of Common Stock; and (b) the per share exercise price of the Option will be equal to the exercise price per share of the Mandiant Option prior to the Transaction divided by the Exchange Ratio, rounded up to the nearest whole cent.

The Option Agreement shall provide the number of shares of Common Stock (each such share, an “Option Share” and all such shares, the “Option Shares”). The purchase price for each Option Share (the “Purchase Price”) will be set forth in the Option Agreement and shall be payable on the date of exercise by cash or check to the Company.

3. EXERCISE. Employee may exercise the Option to purchase Option Shares during the term (described in Section 5 hereof) by delivering a Notice of Exercise to the Company (in the form attached hereto as Exhibit B) with the Purchase Price to the Company for the Option Shares to be purchased, together with such additional documents, representations, warranties and agreements as the Company may then require.

4. VESTING. All Option Shares are fully vested and exercisable (“Vested Option Shares”).

5. PURCHASE AND SALE OF COMMON STOCK.

(a) Agreement To Purchase and Sell Common Stock. Upon exercise of the Option, Employee agrees to purchase from the Company, and the Company agrees to sell to Employee, the Option Shares in accordance with the Notice of Exercise duly executed by Employee.

(b) Closing. The closing for the purchase and sale upon the exercise of the Option, including payment for and delivery of the Option Shares, shall occur at the offices of the Company not later than ten (10) days following the exercise of the Option, or at such other time and place as the parties may mutually agree.

6. TERM. This Option shall expire on the date set forth in the Option Agreement. Notwithstanding the foregoing, this Option shall sooner terminate, as set forth in items (a) through (c) below. On the date of termination of this Option, for the avoidance of doubt, all Vested Option Shares shall be terminated and shall be null and void.

(a) Termination for Cause. If the Employee’s employment with the Company or any of its subsidiaries is terminated for Cause at any time, then the right to purchase any Vested Option Shares shall be terminated on and as of the date of termination.

(b) Termination Without Cause. If an Employee’s employment with the Company or any of its subsidiaries is terminated by the Company without Cause, then the Employee’s right to purchase any Vested Option Shares shall terminate 90 calendar days after the date of termination.

(c) Termination by Reason of Death or Disability. If during such time as Employee shall be employed by the Company or any of its subsidiaries, the Employee shall die or suffer a Disability, then the right to purchase any Vested Option Shares shall terminate 90 calendar days after Employee’s death or the date of termination for Disability.

The terms “Cause” and “Disability” shall have the meanings ascribed thereto in the Employee’s then effective employment agreement with the Company or any of its subsidiaries; in the absence of such agreement, the terms shall have the meanings ascribed to them in Annex A.

7. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, the Option may not be exercised unless the Option Shares issuable upon such exercise are then registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Option Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option.

8. TRANSFERABILITY. (a) The Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during Employee’s life only by Employee. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, Employee may designate a third party who, in the event of Employee’s death, shall thereafter be entitled to exercise the Option. (b) The Company shall not be required (i) to transfer on its books any Option Shares if this Option shall have been transferred in violation of any of the provisions set forth in this Plan or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

9. ADJUSTMENT RIGHTS. The number of Option Shares purchasable upon the exercise of the rights represented by this Option, and the Purchase Price therefor, shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Merger. If at any time there shall be a merger or consolidation of the Company with or into another corporation when the Company is not the surviving corporation, then, Employee shall thereafter be entitled to receive upon exercise of this Option, during the period specified herein and upon payment of the aggregate Purchase Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such merger or consolidation, to which Employee would have been entitled in such merger or consolidation if this Option had been exercised immediately before such merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Option with respect to the rights and interests of Employee after the merger or consolidation.

(b) Stock Splits, Dividends, Combinations and Consolidations. In the event of a stock split, stock dividend or subdivision of or in respect of the outstanding shares of Common Stock of the Company, the number of Option Shares issuable upon the exercise of the rights represented by this Option immediately prior to such stock split, stock dividend or subdivision shall be proportionately increased and the Purchase Price then in effect shall be proportionately decreased, effective at the close of business on the date of such stock split, stock dividend or subdivision, as the case may be. In the event of a reverse stock split, consolidation, combination or other similar event of or in respect of the outstanding shares of Common Stock of the Company, the number of Option Shares issuable upon the exercise of the rights represented by this Option immediately prior to such reverse stock split, consolidation, combination or other similar event shall be proportionately decreased and the Purchase Price shall be proportionately increased, effective at the close of business on the date of such reverse stock split, consolidation, combination or other similar event, as the case may be.

10. NO SHAREHOLDER RIGHTS. Employee (and any permitted transferee hereof) shall not be entitled to vote on matters submitted for the approval or consent of the shareholders of the Company or to receive dividends declared on or in respect of shares of Common Stock, or otherwise be deemed to be the holder of Common Stock or any other capital stock or other securities of the Company which may at any time be issuable upon the exercise of the rights represented hereby for any purpose, nor shall anything contained herein be construed to confer upon Employee (or any permitted transferee hereof) any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted for the approval or consent of the shareholders, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, merger or consolidation, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Option shall have been exercised and the Purchase Price paid for as provided herein.

11. MISCELLANEOUS. By signing an Option Agreement, each Employee will be deemed to have agreed to the following:

(a) Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or sent by telegram or fax or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to the other party hereto at such party’s address hereinafter shown below its signature or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

(b) Successors and Assigns. This Plan shall inure to the benefit of the successors and permitted assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Employee, Employee’s successors and assigns.

(c) Governing Law; Venue. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. The parties agree that any action brought by any party to interpret or enforce any provision of this Plan shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business.

(d) Further Execution. The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this Plan as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Plan.

(e) Entire Agreement; Amendment. This Plan and the Option Agreement, together with the Merger Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Plan may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(f) Severability. If one or more provisions of this Plan are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Plan, (ii) the balance of the Plan shall be interpreted as if such provision were so excluded and (iii) the balance of the Plan shall be enforceable in accordance with its terms.

ATTACHMENTS:

Annex A	-	Certain Defined Terms

Exhibit A	-	Option Agreement

Exhibit B	-	Exercise Notice

ANNEX A

CERTAIN DEFINED TERMS

(a)	Termination for Cause. For purposes of this Agreement, “Cause” means any of the following: (i) violation of the material terms of the Employee’s employment arrangement with the Company or any of its subsidiaries; (ii) intentional commission of an act, or failure to act, in a manner which constitutes dishonesty or fraud or which has a direct, material adverse effect on the Company (or any of its subsidiaries) or its business; (iii) the Employee’s conviction of or a plea of guilty to any felony or crime involving moral turpitude; (iv) incompetence, as determined by the Company’s board of directors, using reasonable standards; (v) drug or alcohol abuse which impairs the Employee’s performance of his duties or employment; (vi) breach of loyalty to the Company or any of its subsidiaries, whether or not involving personal profit, as determined by the Company’s board of directors, using reasonable standards; or (vii) failure to follow the directions of the Company’s board of directors within 20 days after notice to the Employee of such failure provided that the directions are not inconsistent with the Employee’s duties and further provided that the Employee is not directed to violate any law.

(b)	Disability. If the Employee fails to or is unable to perform the duties required under the Employee’s employment arrangement with the Company or any of its subsidiaries because of any physical or mental infirmity, and such failure or inability continues for any 6 consecutive months while the Employee is employed by the Company or any of its subsidiaries.

EXHIBIT A

FIREEYE, INC.

UMBRELLA PLAN FOR ASSUMED OPTIONS

OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the FireEye, Inc. Umbrella Plan for Assumed Options (the “Plan”) will have the same defined meanings in this Option Agreement.

                                                      (the “Employee”) has previously been granted a Mandiant Option that was assumed by the Company in the Transaction and converted into a stock option to purchase Common Stock under the Plan (the “Option”).

The Plan and this Option Agreement memorialize the terms and conditions of the Option on and following the Transaction.

Number of Option Shares:	shares of Company common stock

Exercise Price per Share:	$

Term:

Type of Option:	Nonstatutory Stock Option

At the time Employee exercises the Option, in whole or in part, and at any time thereafter as requested by the Company (or its successor), Employee hereby authorizes that any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company (or its successor) or any affiliate of the Company shall be satisfied by (a) shares of common stock of the Company (or its successor) being sold on Employee’s behalf at the prevailing market price pursuant to such procedures as the Company may specify from time to time, including through a broker-assisted arrangement or (b) at the sole election of the Company (or its successor), through net share withholding. The exercise of the Option will not be effective and the Company or its successor has no obligation to issue shares unless the tax withholding obligations of the Company (or its successor) and any affiliate of the Company are satisfied.

The Option is governed by the terms and conditions of the Plan and this Option Agreement. To the extent of any conflict, the Plan shall control.

EMPLOYEE

Signature:

Date:

EXHIBIT B

FIREEYE, INC.

UMBRELLA PLAN FOR ASSUMED OPTIONS

NOTICE OF EXERCISE

FireEye, Inc.

1440 McCarthy Blvd.

Milpitas, CA 95035

Date of Exercise:

Dear Stock Administration:

This constitutes notice under that certain Option Agreement (the “Option Agreement”) under the FireEye, Inc. Umbrella Plan for Assumed Options that I elect to purchase the number of Option Shares set forth below for the price set forth in the Option Agreement.

Number of Option Shares as to which Option is exercised:

Certificates to be issued in name of:

I hereby make the following certifications and representations with respect to the number of Option Shares listed above, which are being acquired by me for my own account upon exercise of the Option as set forth above:

I further acknowledge that all certificates or book-entry positions representing any of the Option Shares shall have endorsed thereon or attached thereto appropriate legends reflecting the foregoing limitations, as described in the Option Agreement.

Very truly yours,